Exhibit 99.1

Tevogen Bio Enters Agreement to Receive Up To $10 Million of Non-Dilutive Grant Funding

●	The grant funding will further Tevogen Bio’s mission to develop therapies for treatment of cancers and viral infections.
●	Tevogen Bio may also utilize the grant funding to further expand its artificial intelligence effort.
●	This grant is in addition to the previously announced $36 million loan agreement from 2Q24.

January 28, 2025

Warren, N.J., Tevogen Bio (“Tevogen Bio Holdings Inc.” or “Company”) (Nasdaq: TVGN), a clinical-stage specialty immunotherapy biotech, announced it may receive up to $10 million of non-dilutive grant funding. Tevogen Bio signed a grant agreement with KRHP LLC, receiving an initial contribution of $2 million. An additional $8 million may be contributed at a future date, contingent on KRHP LLC’s review of the Company’s activities. The grant is intended to further Tevogen Bio’s mission to develop T cell therapeutics addressing the significant unmet needs of large patient populations for treatment of cancers and viral infections. KRHP LLC is affiliated with an existing Tevogen investor.

The receipt of the grant was not dilutive to existing Tevogen Bio shareholders and comes at a time when the Company is acutely focused on furthering its mission through expansion of its artificial intelligence efforts, Tevogen.AI. Tevogen Bio remains committed to efficient operations and anticipates utilizing the grant in a judicious manner.

“Tevogen Bio is grateful to receive grant funding from KRHP LLC and plans to deploy the funds in part to further expand efforts in AI. We are working with Microsoft (Nasdaq: MSFT) and our team hosted two panels during the JPMorgan Healthcare Conference earlier this month, including one titled AI in Biopharma: Next Frontier of Medical Innovation. At that panel, Dr. David Rhew, Global Chief Medical Officer of Microsoft and Mittul Mehta, Head of Tevogen.AI discussed the possibility of AI-driven technologies revolutionizing drug discovery, accelerating development timelines, enhancing patient accessibility, fostering quicker innovation, and significantly reducing operating costs,” said Dr. Ryan Saadi, Chairman and CEO of Tevogen Bio.

About Tevogen Bio

Tevogen Bio is a clinical-stage specialty immunotherapy company harnessing one of nature’s most powerful immunological weapons, CD8+ cytotoxic T lymphocytes, to develop off-the-shelf, genetically unmodified precision T cell therapies for the treatment of infectious diseases, cancers, and neurological disorders, aiming to address the significant unmet needs of large patient populations. Tevogen Bio Leadership believes that sustainability and commercial success in the current era of healthcare rely on ensuring patient accessibility through advanced science and innovative business models. Tevogen Bio has reported positive safety data from its proof-of-concept clinical trial, and its key intellectual property assets are wholly owned by the company, not subject to any third-party licensing agreements.

 Tevogen Bio is driven by a team of highly experienced industry leaders and distinguished scientists with drug development and global product launch experience. Tevogen Bio’s leadership believes that accessible personalized therapeutics are the next frontier of medicine, and that disruptive business models are required to sustain medical innovation.

Forward Looking Statements

This press release contains certain forward-looking statements, including without limitation statements relating to: expectations regarding the healthcare and biopharmaceutical industries; Tevogen’s development of, the potential benefits of, and patient access to its product candidates for the treatment of infectious diseases and cancer; Tevogen’s plans to expand its efforts in artificial intelligence; Tevogen’s ability to develop additional product candidates; Tevogen’s use of funds from the grant; and the potential receipt of additional future grants. Forward-looking statements can sometimes be identified by words such as “may,” “could,” “would,” “expect,” “anticipate,” “possible,” “potential,” “goal,” “opportunity,” “project,” “believe,” “future,” and similar words and expressions or their opposites. These statements are based on management’s expectations, assumptions, estimates, projections and beliefs as of the date of this press release and are subject to a number of factors that involve known and unknown risks, delays, uncertainties and other factors not under the company’s control that may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements.

Factors that could cause actual results, performance, or achievements to differ from those expressed or implied by forward-looking statements include, but are not limited to: that Tevogen will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the effect of the recent business combination with Semper Paratus Acquisition Corporation (the “Business Combination”) on Tevogen’s business relationships, operating results, and business generally; the outcome of any legal proceedings that may be instituted against Tevogen; changes in the markets in which Tevogen competes, including with respect to its competitive landscape, technology evolution, or regulatory changes; changes in domestic and global general economic conditions; the risk that Tevogen may not be able to execute its growth strategies or may experience difficulties in managing its growth and expanding operations; the risk that Tevogen may not be able to develop and maintain effective internal controls; costs related to the Business Combination and the failure to realize anticipated benefits of the Business Combination; the failure to achieve Tevogen’s commercialization and development plans and identify and realize additional opportunities, which may be affected by, among other things, competition, the ability of Tevogen to grow and manage growth economically and hire and retain key employees; the risk that Tevogen may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services; the ability to develop, license or acquire new therapeutics; that Tevogen will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the risk of regulatory lawsuits or proceedings relating to Tevogen’s business; uncertainties inherent in the execution, cost, and completion of preclinical studies and clinical trials; risks related to regulatory review, approval and commercial development; risks associated with intellectual property protection; Tevogen’s limited operating history; and those factors discussed or incorporated by reference in Tevogen’s Annual Report on Form 10-K and subsequent filings with the SEC.

You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Tevogen undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Contacts

Tevogen Bio Communications

T: 1 877 TEVOGEN, Ext 701

Communications@Tevogen.com